SPEAR ADVISORS, LLC
CODE OF ETHICS

According to Rule 204A-1 of the Advisers Act, investment advisers must establish, maintain and enforce a Code of Ethics. An adviser’s Code of Ethics must establish and describe a standard of business conduct that the adviser requires of all its supervised persons. While Rule 204A-1 does not require an adviser to adopt a particular standard, the Code of Ethics must reflect the adviser’s fiduciary obligations and those of its supervised persons, and must require compliance with federal securities laws. Spear Advisors has established this Code of Ethics. This Code will be available and distributed to all supervised persons of Spear Advisors. A summary of this Code of Ethics will be disclosed in Spear Advisors’ Form ADV along with a statement informing clients that they may request an entire copy of the Code of Ethics. If a client makes a request for a copy of this Code of Ethics, Ivana Delevska will provide a copy to the client within ten business days of receiving the request. Ivana Delevska is responsible for maintaining the Code of Ethics Client Request/Receipt Log and will record all client requests for and delivery of the Code of Ethics.

An investment adviser is considered a fiduciary under the Advisers Act. As a fiduciary, it is an investment adviser’s responsibility to provide fair and full disclosure of all material facts. In addition, an investment adviser has a duty of utmost good faith to act solely in the best interests of each client. Spear Advisors and its supervised persons have a fiduciary duty to all clients. As fiduciaries, it is unlawful for Spear Advisors and its supervised persons to engage in fraudulent, deceptive, or manipulative activities. Spear Advisors and its supervised persons will act in each client’s best interests at all times and will not at any time place their interests ahead of any client’s interests. This fiduciary duty is considered the core underlying principle for Spear Advisors’ Code of Ethics and personal trading policy and represents the expected basis for all supervised persons’ dealings with clients of Spear Advisors.

The anti-fraud provisions of the Advisers Act and federal and state rules and regulations make it unlawful for an investment adviser to directly or indirectly “employ any device, scheme or artifice to defraud a client or a prospective client” or to “engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client.” Spear Advisors conducts business with the highest level of ethical standards and to comply with all applicable federal and state securities laws at all times.

Spear Advisors has the responsibility to make sure that the interests of clients are placed ahead of its or any supervised person’s own investment interest. Spear Advisors will conduct business in an honest, ethical, and fair manner. Full disclosure of all material facts and potential conflicts of interest will be provided to clients prior to any services being conducted. A conflict of interest occurs when a supervised person’s private interest interferes with the interests of or the service to Spear Advisors or any of its clients. Spear Advisors has the responsibility to avoid all circumstances that might negatively affect or appear to affect its duty of complete loyalty to its clients. Spear Advisors will not engage in any conduct or act, directly, indirectly or through any other person that would be unlawful to do under the provisions of any rules and regulations.

Spear Advisors will maintain and amend as needed internal standards, policies, procedures, and controls to promote compliance with this Code and with other policies and procedures designed to promote each supervised persons fiduciary responsibility.

The following activities are examples of unethical business practices:

•Forgery
•Embezzlement
•Theft
•Exploitation
•Non-disclosure
•Incomplete disclosure or misstatement of material facts
•Manipulative or deceptive practices
•Aiding or abetting any unethical practices

Spear Advisors and its supervised persons will not engage in any dishonest or unethical conduct including, but not limited to:

1.Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative contrary to any rules or regulations established by all governing regulatory bodies.

2.Recommending to a client the purchase, sale, or exchange of any security without reasonable grounds for believing that the recommendation is suitable for the client based on the information furnished by the client after reasonable inquiry regarding the client’s age, investment experience, time horizon, liquidity, risk tolerance, financial history, investment objectives, financial situation and needs, and other information that is known by the investment adviser.

3.Recommending unregistered, non-exempt securities or the use of an unlicensed broker/dealer.

4.Using discretionary authority when placing any trade for the purchase or sale of a security on behalf of the client without obtaining written authority from the client prior to a trade being implemented. If discretionary authority relates only to the price at which or the time when an order involving a definite amount of a specific security will be executed, then written authority is not needed.

5.Recommending or implementing trades in a client’s account that are excessive in size or frequency with respect to the client’s financial resources, investment objectives, and the character of the account.

6.Placing an order to purchase or sell a security on behalf of a client upon receiving instructions to do so through a third party, unless a written third-party trading authorization has been previously obtained from the client.

7.Borrowing money or securities from or loaning money or securities to a client.

8.Misrepresenting the qualifications of Spear Advisors, Ivana Delevska , the nature of the advisory services offered by Spear Advisors or the fees to be charged to any advisory client.

9.Failing to disclose to all clients the availability of any fee discounts.

10.Omitting from any written or verbal communication a material fact that would make statements regarding qualifications, services, or fees misleading.

11.Providing advice and guaranteeing the client that a gain or no loss will occur as a result of the advice.

12.Providing reports or recommendations to any advisory client prepared by someone other than Spear Advisors without disclosing that fact to clients. This does not apply to situations where Spear Advisors uses published research reports or statistical analyses when providing services to clients.

13.Charging fees that are unreasonable relative to the types of services provided, the experience and knowledge of the investment adviser representative providing the services, and the sophistication of the client. In addition, disclosure that similar services may be available for lower fees from other advisers must be made to all clients.

14.Failing to disclose material conflicts of interest in relation to the adviser or any of its supervised persons in writing prior to providing services if such information could reasonably cause the advice to be biased and not objective. Some examples include the following:

a.Existing compensation arrangements connected with advisory services provided to clients that are in addition to compensation received from clients for the advisory services.

b.Acting in the capacity as an investment adviser or investment adviser representative and a registered representative or insurance agent on a transaction where a fee can be charged for advisory services and a commission can be charged for implementing a trade as a result of the advice provided.

15.Publishing, circulating, or distributing any advertisement that has not been approved and that does not comply with the proper regulatory requirements.

16.Limiting a client’s options with regard to the pursuit of a civil case or arbitration.

17.Disclosing any confidential information of any client, unless required by law to do so or having received written authorization from the client to do so.

18.Failing to provide the proper disclosure documents (Form ADV Part 2A and Part 2B) prior to or at the time of executing a client agreement for advisory services.

19.Entering into, extending, or renewing an agreement for advisory services unless such agreement is in writing.

20.Using contracts that seek to limit or avoid an adviser’s liability under the law.

21.Creating any condition, stipulation, or provision as part of any advisory client agreement that limits or attempts to limit the liability of Spear Advisors or any of its supervised persons for willful misconduct or gross negligence.

INSIDER TRADING
Improper use of inside information when conducting any securities transaction is a serious violation of securities laws and will not be tolerated. Any person having access to material, non-public information will violate anti-fraud provisions of the federal securities laws by effecting transactions or communicating such information for the purpose of effecting transactions in such securities without public disclosure of the information. Supervised persons will not purchase or sell a security, either personally or on behalf of others, while in the possession of material, non-public information. Supervised persons are also forbidden to communicate material, non-public information to others in violation of the law. This policy applies to all supervised persons and extends to activities within and outside of their duties with Spear Advisors.

Ivana Delevska will be responsible for establishing, implementing, monitoring and enforcing all of Spear Advisors’ policies and procedures regarding insider trading. The prohibition on the use of inside information extends to family members, associates and acquaintances of the person coming into possession of such information.

Ivana Delevska is responsible for establishing procedures, reviewing procedures, and updating procedures regarding insider trading policies and procedures. Spear Advisors’ policies will be reviewed on a regular basis and updated as necessary. If Spear Advisors is aware of any securities that it is restricting from trading, Ivana Delevska will maintain a list of these securities. This list will be kept current at all times.

Ivana Delevska will perform the following procedures no less than quarterly for the purpose of detecting insider trading:

•Review and monitor the trading activity of all accounts managed by Spear Advisors.

The consequences for trading on or communicating material, non-public information are severe. Consequences can be imposed on the persons involved in insider trading and their employer. Penalties can be imposed even if the parties involved do not personally benefit from the activities involved in the violation. Regulatory and criminal penalties may be imposed.
PERSONAL SECURITIES TRANSACTIONS
Spear Advisors and Ivana Delevska may buy or sell securities or hold a position in securities identical to the securities recommended to clients. However, it is Spear Advisors’ policy that Ivana Delevska will not put her interest before a client’s. Ivana Delevska may not trade ahead of any client or trade in a way that would cause her to obtain a better price than the price a client would obtain. In addition, she does not trade on non-public information and does not share such information. Spear Advisors’ supervised persons may only invest in an initial public offering (“IPO”) or private placement offerings for their own accounts or those of related household members upon the prior approval of the CCO.

Ivana Delevska does not personally, or for her household accounts, engage in “short-swing” trading or market timing.

Before a supervised person places a personal trade, the following should be considered:

1.Will the amount or nature of the transaction affect the price or market for the security?
2.Is the transaction likely to harm any client?
3.Is there an appearance or suggestion of impropriety?

Per the requirements of Rule 204A-1 of the Advisers Act, all persons associated with Spear Advisors who are also considered access persons will be required to report all securities transactions to (Designated Party or Parties). An access person has been defined by the SEC, under Rule 204A-1(e)(1), as:

(i) Any of your supervised persons:
(A)     Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
(B)     Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.
(ii)     If providing investment advice is your primary business, all of your directors, officers, and partners are presumed to be access persons.

Access persons must report trades implemented for a personal account, an account of any household family member (spouse, minor children, or other adults residing in the same household) or any account for which the access person acts as a trustee. Personal securities transactions that need to be reported include stocks, bonds, limited partnerships, options, and other general securities. Transactions involving any of the following do not need to be included on the report:

•Open-end mutual fund (unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund)
•Money market instruments
•Bankers’ acceptances
•Bank CDs
•Commercial paper and high quality short-term debt instruments
•Variable annuities funded by insurance company separate accounts organized as unit investment trusts. Such separate accounts typically are divided into subaccounts, each of which invests exclusively in shares of an underlying open-end fund.
•Government securities
•Unit Investment Trusts (UITs) provided that the UIT is invested exclusively in unaffiliated mutual funds

REPORTING REQUIREMENTS
A report of all personal securities holdings must be submitted at the time a supervised person becomes affiliated with Spear Advisors and at least annually thereafter.
The CCO shall identify all Access Persons who are required to make these reports and inform those Access Persons of their reporting obligations.
All Access Persons must, within 10 days of becoming an Access Person, provide a signed and dated Initial Holdings Report to the Chief Compliance Officer. The report must contain the following information current as of a date not more than 45 days prior to the date of the report:

•The title and type of security
•The security symbol or CUSIP number
•The number of shares and the principal amount of each reportable security
•The brokerage account and the name of any broker, dealer, or bank with which the supervised person maintains an account
•The date the report was submitted

Supervised persons must disclose where all personal securities accounts are maintained. Upon hire and at least annually thereafter, all supervised persons will be required to complete a Brokerage Account Disclosure Form. Supervised persons should report all personal securities accounts to the Ivana Delevska at the time the account is established.

Within thirty (30) days following the end of each calendar quarter, each Access Person must submit to the CCO a Quarterly Securities Transaction Report. The Report must include:
•Title and type of security; ticker symbol or CUSIP number; transaction date; number of shares; type of transaction; transaction price
•The brokerage account and the name of the bank, broker-dealer or financial institution through which the transaction was effected.
•The date the report is submitted by the Access Person.
•With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:
•The brokerage account and the name of the broker, dealer or bank with whom the Access Person established the account;
•The date the account was established; and
•The date the report is submitted by the Access Person.

The following are exceptions to the reporting requirements:

•Transactions effected pursuant to an automatic investment plan
•Securities held in accounts over which a supervised person has no direct or indirect influence or control.
•No report is required for an adviser firm that only has one supervised person with access to nonpublic information regarding clients’ purchase and sale of securities, is involved in making recommendations to clients or has access to such recommendations that are nonpublic.

On an annual basis each Access Person must provide to the Chief Compliance Officer, a signed and dated Annual Holdings Report containing data current as of a date not more than forty five (45) days prior to the date of the submission. The report must disclose:

a.All Securities held in an account (whether direct or indirect beneficial ownership), including the title and type of security, ticker symbol or CUSIP number, number of shares and principal amount of each Security).
b.The brokerage account and the name of any broker-dealer or financial institution with which the Access Person maintains a Personal Account in which securities are held.
c.The date the report is submitted by the Access Person.

In addition, all supervised persons will be required to set-up Spear Advisors as an interested party on all brokerage accounts. This will allow Spear Advisors to receive duplicate copies of statements and confirmations on these accounts. Supervised persons must verify that Spear Advisors will receive the statements no later than 30 days after the end of the applicable quarter. All supervised persons will sign an annual statement acknowledging that they have established Spear Advisors as an interested party to receive copies of all confirmations and statements relating to any personal brokerage account.

Ivana Delevska will receive, review, and approve a copy of all confirms and statements for supervised persons accounts. These documents will be reviewed for the following:

•To assess whether persons are following the firm’s policies and procedures
•To assess whether any trades are being placed that are on the firm’s restricted list
•To assess whether the supervised person is trading for his/her own account in the same securities he/she is trading for clients and if so whether the clients are receiving terms as favorable as the supervised person is receiving
•To assess whether there are any substantial disparities between the quality of performance of the supervised person’s account over that of the clients’ accounts
•To assess whether there are any substantial disparities between the percentage of trades that are profitable when the supervised person trades for his/her own account and the percentage that are profitable when the supervised person places trades for clients’ accounts

If all required information is not included on the confirmations and statements, the supervised persons will be required to report any missing information to Ivana Delevska . All approved confirmations and statements will be maintained in Spear Advisors’ personal securities transactions file.

Each supervised person will be required to complete a quarterly and annual certification that all outside brokerage statements have been received for review. Each supervised person will be required to complete the applicable report to memorializing any missing information.

The Fund CCO, Ivana Delevska, performs the role of matching pre-cleared personal securities trades to pre-clearance requests as well as trade confirmations and quarterly statements received from the broker of the supervised persons.

The Chief Compliance Officer shall maintain all records in accordance with Rule 17j-1 under the 1940 Act and Rules 204A-1 and 204-2 under the Advisers Act including:
a.Maintain copy of each code of ethics (5 years)
b.Maintain record of each Code violation (5 years)
c.Maintain copy of each Access Person report (5 years)
d.Maintain record of all Access Persons subject to the Code (5 years)
e.Maintain copy of annual compliance reports (5 years)
f.Maintain record of any decision, and the reason therefore, to permit investments in IPOs or Limited Offerings (5 years)

GIFTS AND ENTERTAINMENT

Ivana Delevska is in charge of Spear Advisors’ gift and entertainment policies.

To monitor compliance, Ivana Delevska will require that supervised persons report gifts given and received within a timely manner, deemed to be five business days prior to giving or after receiving the gift.

To monitor compliance, Ivana Delevska will require that supervised persons report events attended and/or hosted within a timely manner, with a timely manner deemed to be five business days prior to extending an invitation or upon receipt of an invitation to attend an event.

As evidence of compliance, Ivana Delevska will record gifts given and received on a Gift and Entertainment Log, retained among the central compliance files of Spear Advisors.

As evidence of compliance, Ivana Delevska will record events attended/sponsored on a Gifts and Entertainment Log, retained among the central compliance files of Spear Advisors.

Family member gifts are excluded from this policy.
VIOLATIONS
Supervised persons are required to report any violations relating to Spear Advisors’ Code of Ethics, Insider Trading or Personal Securities Transactions Policies and Procedures to Ivana Delevska . Such reports will not be viewed negatively by Spear Advisors’ management staff, even if upon review of the reportable event it is determined not to be a violation so long as the supervised person reported the event in good faith. The identity of the reporting party will remain confidential. Upon discovering a violation of any of these policies and procedures, Spear Advisors may impose any sanctions that are deemed appropriate, including but not limited to, disgorgement of profits, reversal of the trade or suspension of trading privileges, verbal warning, written warning, fines, suspension or termination of employment.

ANNUAL REPORT TO FUND BOARD

On a periodic basis, but not less than annually, Spear Advisors’ Chief Compliance Officer shall prepare a written report to each registered fund client’s Chief Compliance Officer and its Board of Trustees setting forth the following:
a.A description of any issues arising under the Code or underlying procedures since the last report to the Board including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations.
b.A certification on behalf of Spear Advisors that Spear Advisors has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;
A summary of existing procedures concerning personal investing and any changes in procedures made during the past year.